                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY















                            STOCK PURCHASE AGREEMENT
                                      AMONG
                                SCHOLASTIC INC.,
                          HACHETTE BOOK GROUP USA, INC.
                                       AND
                          LAGARDERE NORTH AMERICA, INC.
                              DATED APRIL 13, 2000

                                TABLE OF CONTENTS
                                                                          PAGE

1.    DEFINITIONS............................................................1

2.    SALE AND TRANSFER OF SHARES; CLOSING...................................7
      2.1   Shares...........................................................7
      2.2   Purchase Price...................................................7
      2.3   Closing..........................................................7
      2.4   Closing Obligations..............................................7

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS..............................9
      3.1   Organization and Good Standing...................................9
      3.2   Authority; No Conflict...........................................9
      3.3   Capitalization..................................................10
      3.4   Financial Statements............................................10
      3.5   Title to Properties; Encumbrances...............................11
      3.6   No Undisclosed Liabilities......................................11
      3.7   Taxes...........................................................11
      3.8   No Material Adverse Effect......................................13
      3.9   Employee Benefits...............................................13
      3.10  Compliance with Legal Requirements..............................16
      3.11  Legal Proceedings; Orders.......................................16
      3.12  Absence of Certain Changes and Events...........................17
      3.13  Contracts.......................................................18
      3.14  Insurance.......................................................20
      3.15  Environmental Matters...........................................20
      3.16  Labor Relations; Compliance.....................................20
      3.17  Intellectual Property...........................................21
      3.18  Brokers or Finders..............................................24
      3.19  Year 2000.......................................................24

4.    REPRESENTATIONS AND WARRANTIES OF BUYER...............................24
      4.1   Organization and Good Standing..................................24
      4.2   Authority; No Conflict..........................................24
      4.3   Investment Intent...............................................25
      4.4   Certain Proceedings.............................................25
      4.5   Brokers or Finders..............................................25

5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE.............................26
      5.1   Access and Investigation........................................26



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      5.2   Operation of the Businesses of the Acquired Companies...........26
      5.3   Approvals.......................................................26
      5.4   Notification....................................................27

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE..............................27
      6.1   Approvals.......................................................27

7.    SECTION 338(h)(10) ELECTION...........................................27

8.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................29
      8.1   Accuracy of Representations.....................................29
      8.2   Seller's Performance............................................30
      8.3   Consents........................................................30
      8.4   Additional Documents............................................30
      8.5   No Proceedings..................................................30

9.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE..................30
      9.1   Accuracy of Representations.....................................30
      9.2   Buyer's Performance.............................................31
      9.3   Consents........................................................31
      9.4   Additional Documents............................................31
      9.5   No Injunction...................................................31
      9.6   Post-Closing Tax Matters........................................31

10.   TERMINATION...........................................................34
      10.1  Termination Events..............................................34
      10.2  Effect of Termination...........................................35
      10.3  Breakup Fee.....................................................35

11.   INDEMNIFICATION; REMEDIES.............................................35
      11.1  Indemnification and Payment of Damages by Sellers...............35
      11.2  Indemnification and Payment of Damages by Buyer.................35
      11.3  Time Limitations................................................36
      11.4  Limitations on Amount -- Seller.................................36
      11.5  Limitations on Amount -- Buyer..................................36
      11.6  Procedure for Indemnification -- Third Party Claims.............37
      11.7  Procedure for Indemnification -- Other Claims...................38
      11.8  Sole Remedy.....................................................38

12.   GENERAL PROVISIONS....................................................38
      12.1  Expenses........................................................38


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      12.2  Public Announcements............................................38
      12.3  Confidentiality.................................................38
      12.4  Notices.........................................................39
      12.5  Jurisdiction; Service of Process................................40
      12.6  Further Assurances..............................................40
      12.7  Waiver..........................................................40
      12.8  Entire Agreement and Modification...............................41
      12.9  Disclosure Letter...............................................41
      12.10 Assignments, Successors, and No Third-Party Rights..............41
      12.11 Severability....................................................41
      12.12 Section Headings, Construction..................................41
      12.13 Time of Essence.................................................42
      12.14 Governing Law...................................................42
      12.15 Counterparts....................................................42
      12.16 Non-Competition.................................................42

SCHEDULES

Schedule 1   --    Persons with Knowledge
Schedule 4.2 --    Conflicts and Consents Required on Behalf of Buyer
Schedule 4.5 --    Broker's Fees

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("AGREEMENT") is made as of April 13, 2000, by Scholastic Inc., a New York corporation ("BUYER"), Hachette Book Group USA, Inc., a Delaware corporation ("SELLER"), and Lagardere North America, Inc., a Delaware corporation and the parent of Seller ("SELLER'S PARENT" and together with Seller, "SELLERS").

                                    RECITALS

      Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "SHARES") of capital stock of Grolier Incorporated, a Delaware corporation (the "COMPANY"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS.

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ACQUIRED COMPANIES" -- the Company and its Subsidiaries, collectively.

      "ALLOCATION" -- as defined in Section 7(b).

      "APPLICABLE CONTRACT" -- any Contract (a) under which an Acquired Company has any rights, (b) under which an Acquired Company has an obligation or liability, or (c) by which any Acquired Company or any of the assets owned by it is bound.

      "BALANCE SHEET" -- as defined in Section 3.4.

      "BENEFIT PLAN" -- as defined in Section 3.9(a).

      "BUYER" -- as defined in the first paragraph of this Agreement.

      "CLOSING" -- as defined in Section 2.3.

      "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

      "COMPANY" -- as defined in the Recitals of this Agreement.

      "CONSENT"-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

            (a) the sale of the Shares by Seller to Buyer;

            (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

      "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "COPYRIGHTS" -- as defined in Section 3.17(a).

      "CUSTOMER LIST" -- as defined in Section 3.17(a).

      "DAMAGES" -- as defined in Section 11.1.

      "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

      "ENCUMBRANCE" -- any charge, claim, encumbrance, title defect, community property interest, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "ENVIRONMENT" -- water (including both surface and ground water), air and land (including subsurface strata).

      "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;



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            (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

            (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) protecting resources, species or ecological amenities;

            (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

            (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean-up or prevention; or

            (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

      "ERISA AFFILIATE" -- with respect to an Acquired Company, any other person that, together with any of the Acquired Companies, would be treated as a single employer under IRC ss. 414 or Section 4001 of ERISA.

      "FACILITIES" -- any real property currently owned, leased or occupied by any Acquired Company and any buildings, plants, structures, fixtures or equipment currently owned, leased or occupied by any Acquired Company.

      "FOREIGN BENEFIT PLAN" -- as defined in Section 3.9(i).

      "GAAP" -- generally accepted United States accounting principles consistently applied.

      "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.



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

      "GOVERNMENTAL BODY" -- any:

            (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b) Federal, state, local, municipal, foreign, or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

            (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

      "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

      "INDEMNIFIED PERSONS" -- as defined in Section 11.1.

      "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.17(a).

      "BALANCE SHEET" -- as defined in Section 3.4.

      "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "KNOWLEDGE" -- a Person who is an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

      "KNOWLEDGE OF THE SELLERS" -- the Knowledge of any and all of the Persons specified in Schedule 1.

      "LEGAL PROCEEDING" -- any action, arbitration, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.




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

      "LEGAL REQUIREMENT" -- any Federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "MADSP -- as defined in Section 7(b).

      "MARK" -- as defined in Section 3.17(a).

      "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the consummation of the Contemplated Transactions or on the business, operations, properties (including intangible properties), assets, liabilities or results of operations or financial condition of the Acquired Companies taken as a whole, other than effects relating to (i) one or more downturns in the economy or the securities markets in general, or (ii) one or more downturns in the children's book publishing and direct marketing industries in which the Acquired Companies operate, or (iii) the announcement or consummation of the Contemplated Transactions.

      "MATERIAL CONTRACT" -- an Applicable Contract in which required payments thereunder are in excess of $25,000 per year in year 2000 or any year thereafter.

      "NEW $15 MILLION CLAIM" -- as defined in Section 8.1.

      "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past practices of such Person and is taken in the ordinary course of operations of such Person.

      "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, including, with respect to a limited liability company, its member or operating agreement; and
(e) any amendment to any of the foregoing.

      "PATENT" -- as defined in Section 3.17(a).

      "PBGC" -- as defined in Section 3.9(c).



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      "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" -- as defined in Section 2.2.

      "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

      "SECTION 338(h)(10) ELECTION" -- as defined in Section 7(a).

      "SECTION 338 FORMS" -- as defined in Section 7(c).

      "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

      "SELLER" -- as defined in the first paragraph of this Agreement.

      "SELLERS" -- as defined in the first paragraph of this Agreement.

      "SELLER'S PARENT" -- as defined in the first paragraph of this Agreement.

      "SHARES" -- as defined in the Recitals of this Agreement.

      "SUBSIDIARY" -- with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.



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

      "TAX" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), tariff, duty (including any customs duty) or other deficiency and any related fine, penalty, interest, or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of, any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.

      "U.S. ACQUIRED COMPANY" -- any Acquired Company that is incorporated in a state or commonwealth of the United States.

2.    SALE AND TRANSFER OF SHARES; CLOSING.

      2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller free and clear of all Encumbrances.

      2.2 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Shares will be Four Hundred Million Dollars ($400,000,000).

      2.3 CLOSING. The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Seller's counsel at 425 Park Avenue, New York, New York, at 10:00 a.m. (local time) on the later of (i) June 1, 2000 or (ii) the date that is two business days following the termination of the applicable waiting period under the HSR Act, or at such other time and place as the parties may agree. Subject to the provisions of Section 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4   CLOSING OBLIGATIONS.  At the Closing:

            (a)   Sellers will deliver to Buyer:



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                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), in a form sufficient to permit the valid transfer to Buyer of title to the Shares;

                  (ii) certificates of ownership, representing all equity securities of the Acquired Companies;

                  (iii) a certificate executed by Sellers to the effect that the conditions to Buyer's obligations to close specified in Sections 8.1, 8.2(a) and (with respect to covenants and obligations) 8.2(b) have been satisfied;

                  (iv) the legal opinion of Sellers' counsel and the legal opinion of Company's counsel as described in Section 8.4;

                  (v) certificates of the secretaries of Sellers certifying all resolutions adopted by the Board of Directors of Sellers evidencing the authorization for the execution and delivery of this Agreement and consummation of the Contemplated Transactions and the signature and incumbency of the individuals executing on behalf of Sellers this Agreement and any of the documents or instruments delivered pursuant hereto and copies of the Organizational Documents of the Acquired Companies;

                  (vi) certificates issued by the appropriate Governmental Authority evidencing the good standing of the U.S. Acquired Companies in the jurisdictions in which they are formed (or an appropriate equivalent) as of a date not more than thirty business days prior to the Closing Date and certificates of good standing in each U.S. jurisdiction in which such U.S. Acquired Company is qualified to do business;

                  (vii) a certificate of Seller certifying that Seller is not a "foreign person" within the meaning of Section 1445 of the IRC, which certificate shall be reasonably satisfactory to Buyer; and

                  (viii)such other customary closing documentation as Buyer may reasonably request.

            (b) Buyer will deliver to Seller:

                  (i) the Purchase Price by wire transfer of immediately available funds delivered in accordance with the instructions provided by Seller;

                  (ii) a certificate executed by Buyer to the effect that the conditions to Sellers' obligations to close specified in Sections 9.1 and 9.2(a) have been satisfied;



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

                  (iii) the legal opinion of Buyer's counsel as described in
      Section 9.4;

                  (iv) certificate of the Secretary of Buyer certifying all resolutions adopted by its Board of Directors evidencing the authorization for the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the signature and incumbency of the individuals executing on behalf of Buyer this Agreement and of the documents or instruments delivered pursuant hereto and copies of the Certificate of Incorporation and Bylaws of the Buyer;

                  (v) certificate evidencing the good standing of Buyer from the Secretary of State of New York as of a date not more than thirty business days prior to the Closing Date; and

                  (vi) such other customary closing documentation as Sellers may reasonably request.

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS.

      Sellers jointly and severally represent and warrant to Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING.

            (a) PART 3.1 OF THE DISCLOSURE LETTER contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business and its capitalization. Except as set forth on PART 3.1 OF THE DISCLOSURE LETTER, each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its agreements. Each U.S. Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so, individually or taken as a whole, would not have a Material Adverse Effect and would not be reasonably likely to result in a Material Adverse Effect.

            (b) Except as set forth in Part 3.1(b) of the Disclosure Letter, Sellers have made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT.



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

            (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Sellers have full corporate power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement.

            (b) Except as set forth in PART 3.2 OF THE DISCLOSURE LETTER, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will:

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Sellers or the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any of the Sellers or any Acquired Company;

                  (ii) to the Knowledge of the Sellers and subject to compliance with HSR, contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement to which any Acquired Company is subject; or

                  (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to terminate or modify any Material Contract or any Order to which any Acquired Company is subject.

      Except as set forth in PART 3.2 OF THE DISCLOSURE LETTER, and except where the failure to do so, individually or taken as a whole, would not have a Material Adverse Effect and would not be reasonably likely to result in a Material Adverse Effect, neither the Sellers nor any of the Acquired Companies is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. Except as set forth in PART 3.3 OF THE DISCLOSURE LETTER and except for nominee shares, as required under local laws, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in PART 3.3 OF THE DISCLOSURE LETTER, there are no options, warrants, rights of conversion or other Contracts relating to the issuance, sale, voting or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in PART 3.3 OF THE DISCLOSURE LETTER, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

      3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer audited consolidated balance sheets of the Company and consolidated subsidiaries as at December 31 in each of the years 1997 through 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Arthur Andersen & Co., independent certified public accountants (the balance sheet as at December 31, 1999 being referred to as the "BALANCE SHEET"). Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

      3.5 TITLE TO PROPERTIES; ENCUMBRANCES. PART 3.5 OF THE DISCLOSURE LETTER contains a complete and accurate list of all real property, material leaseholds or other material interests therein owned by any Acquired Company. Sellers have made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies relating to such property or interests. Except as set forth in PART 3.5 OF THE DISCLOSURE LETTER, the Acquired Companies own (with valid title in the case of real property free and clear of all Encumbrances), subject to the matters shown in Buyer's title reports, surveys and other due diligence reports, or in Sellers' materials referred to in the preceding sentence all of which are listed in PART 3.5 OF THE DISCLOSURE LETTER and copies of which have been made available to Buyer) all the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in PART 3.5 OF THE DISCLOSURE LETTER and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business). The Acquired Companies own or have the right to use all of the assets and properties used in the conduct of the businesses of the Acquired Companies as currently conducted.

      3.6 NO UNDISCLOSED LIABILITIES. Except (a) as and to the extent disclosed or provided for in the Balance Sheet, (b) as set forth in PART 3.6 OF THE DISCLOSURE LETTER, the Company had no liabilities or obligations of any nature required to be set forth on a balance sheet prepared in accordance with GAAP that were not reflected or reserved against on the Balance Sheet. Except as disclosed in PART 3.6 OF THE DISCLOSURE LETTER, the Company has not, except in the Ordinary Course of Business, incurred any material liabilities or obligations of any nature since December 31, 1999.

      3.7   TAXES.

            (a) The Acquired Companies have filed or caused to be filed and will file or cause to be filed (in all cases on a timely basis) all Federal income Tax Returns and all other material Tax Returns (whether Federal, state, local or foreign) that are or were required to be filed by or with respect to any of the Acquired Companies prior to the date hereof or on or prior to the Closing Date, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. PART 3.7(a) OF THE DISCLOSURE LETTER contains a complete and accurate list of all such Tax Returns (whether Federal, state, local or foreign) relating to income or franchise Taxes filed since December 31, 1997, and Sellers have delivered or made available to Buyer copies of consolidating schedules or pro forma Tax Returns with respect thereto that relate to the Acquired Companies.

            (b) Except as set forth in PART 3.7(b) OF THE DISCLOSURE LETTER, the United States Federal, state and foreign income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years ended December 31, 1991 through December 31, 1996. PART 3.7(b) OF THE DISCLOSURE LETTER contains a complete and accurate list of all audits of all such Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in PART 3.7(b) OF THE DISCLOSURE LETTER, are being contested in good faith by appropriate proceedings. Except as described in PART 3.7(b) OF THE DISCLOSURE LETTER, neither the Sellers nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

            (c) No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company.

            (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. On or before the Closing Date, (i) all United States Federal, state and local income and franchise Taxes which are imposed on or with respect to any Acquired Company for any period ending on or before the Closing Date (whether or not shown on any Tax Return) and (ii) all Taxes other than United States federal, state and local income and franchise Taxes which are imposed on or with respect to any Acquired Company and which have become or will become due and payable on or before the Closing Date (whether or not shown on any Tax Return) have been or will be paid in a timely manner, except for the Taxes described in
Part 3.7(d) or Part 3.7(e) of the Disclosure Letter, and in either case only to the extent of the dollar amounts of the reserve or accrual for such Taxes set forth in Part 3.7(d) or Part 3.7(e), respectively. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement and any tax sharing agreement between any of the Acquired Companies and the Seller (or its Affiliates) will be terminated as of the Closing Date.

            (e) None of the Acquired Companies is, or has been, a "United States real property holding company," within the meaning of IRC Section 897.

            (f) None of the Acquired Companies has any liability for the Taxes of any person (other than the Acquired Companies) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) With respect to taxable periods beginning before and ending after the Closing Date, Taxes imposed on or with respect to any Acquired Company for any period ending on or before the Closing Date shall be deemed to include Taxes allocable to the portion of such taxable period ending on the Closing Date as determined in accordance with this Section 3.7(g). The portion of Taxes allocable to the portion of such taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Taxes based upon or related to income, receipts or single business, be deemed to be the amount of Taxes which would be payable if the relevant taxable period ended on the Closing Date.

      3.8 NO MATERIAL ADVERSE EFFECT. Since the date of the Balance Sheet, there has not been any Material Adverse Effect or any event reasonably likely to result in a Material Adverse Effect.

      3.9   EMPLOYEE BENEFITS.

            (a) Except as set forth in PART 3.9(a) OF THE DISCLOSURE LETTER, none of the Acquired Companies maintains or contributes to, or has any obligation with respect to, and none of the employees of the Acquired Companies are covered by, any bonus, deferred compensation, severance pay, pension, profit sharing, retirement, insurance, stock purchase, stock option, fringe benefit, health, welfare, post-retirement benefit, life, disability, individual employment, executive compensation, incentive or other plan, arrangement or practice, written or otherwise, domestic or foreign, insured or self-insured or any other "employee benefit plan", as defined in Section 3(3) of ERISA, whether formal or informal (the "BENEFIT PLANS"). None of the Acquired Companies (or any of their respective predecessors) participates in or in any way, directly or indirectly, has any liability with respect to any "MULTIEMPLOYER PLAN," as defined in Sections 3(37) or 4001 of ERISA or 414 of the IRC, a funded benefit plan, as defined in Section 419 of the IRC or a "SINGLE-EMPLOYER PLAN" within the meaning of Section 4001 of ERISA which is subject to Section 4063 and 4064 of ERISA. Except as set forth in PART 3.9(a) OF THE DISCLOSURE LETTER, none of the U.S. Acquired Companies has any agreement or commitment to create any additional Benefit Plan, or modify or change any existing Benefit Plan and, to the Knowledge of the Sellers, no non-US Acquired Company has any such agreement or commitment with respect to Benefit Plans maintained or contributed to by it.

            (b) With respect to each Benefit Plan, Sellers have made available to Buyer true and complete copies of (A) all documents which comprise the most current version of each Benefit Plan, including written summaries of any unwritten Benefit Plan, any related trust agreements and amendments thereto, and insurance and annuity contracts and policies, (B) the current summary plan description, or other written summary if a summary plan description is not required under applicable law, (C) the most recent Annual Report (Form 5500) and accompanying schedules for each of the Benefit Plans for which such a report is required, (D) the most recent determination letter issued by the IRS for each Benefit Plan intended to be "QUALIFIED" within the meaning of Section 401(a) of the IRC, and (E) the most recent actuarial report prepared for any "DEFINED BENEFIT PLAN," as such term is defined in Section 3(35) of ERISA, and for any other Benefit Plan which is a pension plan providing defined benefits, and for which such a report is required.

            (c) With respect to each "EMPLOYEE PENSION BENEFIT PLAN," as defined in Section 3(2) of ERISA, in which a U.S. Acquired Company, or any ERISA Affiliate participates or has participated at any time in the last five years,
(i) none of the U.S. Acquired Companies, or any ERISA Affiliate has filed a notice of intent to terminate any such employee pension benefit plan or adopted any amendment to treat any such employee pension benefit plan as terminated,
(ii) the Pension Benefit Guaranty Corporation ("PBGC") has not instituted or threatened to institute proceedings to terminate any such employee pension benefit plan, (iii) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such employee pension benefit plan,
(iv) no accumulated funding deficiency, whether or not waived, exists with respect to any such employee pension benefit plan, and no condition has occurred, or exists or is expected to occur which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such employee pension benefit plan, (v) all required premium payments to the PBGC have been paid when due, (vi) no reportable event, as described in Section 4043 of ERISA (whether or not waived), has occurred or is expected to occur with respect to any such employee pension benefit plan, and (vii) no amendment with respect to which security is required under Section 307 of ERISA or Section 401(a)(29) of the IRC has been made or is reasonably expected to be made.

            (d) Except as set forth in PART 3.9(d) OF THE DISCLOSURE LETTER, with respect to each Benefit Plan, (i) each Benefit Plan intended to qualify under Section 401(a) of the IRC (or to the Knowledge of the Sellers, similar provisions for plans of non-United States jurisdictions) has received a favorable determination letter from the IRS (or, if applicable, has received similar approval or Government Authorization from a foreign Government Body) and, to the Knowledge of the Sellers, nothing has occurred or is expected to occur that caused or could cause the loss of such status or the imposition of any penalty or tax liability, (ii) there is no pending, threatened or, to the Knowledge of the Sellers, anticipated claim (other than any non-material routine claims for benefits) or Proceeding and (iii) all payments required by any Benefit Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions or insurance premiums) through the Closing Date shall have been made prior to the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Acquired Companies by full accruals (as if all targets required by such Benefit Plan for the payment of benefits had been or will be met at maximum levels) on its financial statements, to the extent such accruals are required by GAAP. Each of the Benefit Plans (i) has been administered in all material respects and has been invested in accordance with its terms, and (ii) complies in all material respects in form, operation and administration with the requirements of ERISA, the IRC and all other applicable laws. No material "PROHIBITED TRANSACTION," as defined in Section 406 of ERISA or Section 4975 of the IRC has occurred with respect to any Benefit Plan. To the Knowledge of the Sellers, with respect to each Benefit Plan that is funded primarily or partially through an insurance policy, no Acquired Company has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date. Except as set forth in PART 3.9(d) OF THE DISCLOSURE LETTER, the fair market value of the assets of any Benefit Plan maintained by an Acquired Company would not exceed such Acquired Company's liability to such Benefit Plan if such Plan were to be terminated as of the Closing Date.

            (e) The U.S. Acquired Companies have complied in all material respects with the requirements of Part 6 of Title 1 of ERISA. Except as set forth in PART 3.9(e) OF THE DISCLOSURE LETTER, the U.S. Acquired Companies (and, to the Knowledge of the Sellers, any non-U.S. Acquired Company) have no obligation to provide medical, health, death or other welfare benefits to any of its current or prior employees or any other person other than while an employee of the Acquired Companies, except as specifically required by Part 6 of Title 1 of ERISA.

            (f) Except as set forth in PART 3.9(f) OF THE DISCLOSURE LETTER, the consummation of the Contemplated Transactions, either alone or in combination with any termination of employment, will not (i) entitle any individual to severance pay or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual or (iii) directly result in any payment made or to be made to or on behalf of any person to constitute a "PARACHUTE PAYMENT" within the meaning of
Section 280G of the IRC.

            (g) Except as set forth in PART 3.9(g) OF THE DISCLOSURE LETTER, with respect to any Benefit Plan, (i) no filing, application, audit, investigation or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other Governmental Body, and (ii) there are no outstanding liabilities for taxes, penalties or fees (except for fees payable to third parties in the ordinary course for administrative service to a Benefit Plan or Plans).

            (h) Except as set forth in PART 3.9(h) OF THE DISCLOSURE LETTER, with respect to each Benefit Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA, (i) the actuarial present value (based on the actuarial assumptions used in the most recent actuarial valuation) of vested and nonvested "BENEFIT LIABILITIES," as defined in Section 4001(a)(16) of ERISA (calculated on a funding basis using actuarial assumptions under Section 412 and calculated as required by the PBGC on a plan termination basis), of each such Benefit Plan, determined as of the most recent valuation date for each such Benefit Plan, did not exceed the fair market value of the assets of such Benefit Plan as of such date, and

(ii) since the most recent valuation date for each such Benefit Plan, there has been no amendment or change to such Benefit Plan that would increase the amount of benefit liabilities thereunder and, to the Knowledge of the Sellers, there has been no event or occurrence that would materially increase or decrease the value of such assets or liabilities.

            (i) To the Knowledge of the Sellers, with respect to each scheme or arrangement mandated by a Government Body outside of the United States and with respect to each Benefit Plan maintained or contributed to by any Acquired Company in respect of individuals employed outside of the United States ("FOREIGN BENEFIT PLAN"), the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued liabilities, as of the date of this Agreement, to all current and former participants in such Foreign Benefit Plan according to the applicable actuarial assumptions and valuations, if any, most recently used to determine employer contributions to such Foreign Benefit Plan.

            (j) No Acquired Company has failed to provide coverage under any Benefit Plan to any individual who should have been covered under such Plan under applicable law.

      3.10 COMPLIANCE WITH LEGAL REQUIREMENTS. Except (a) for any noncompliance specifically covered by another specific representation or warranty contained in this Section 3 (it being the intention of the parties that any such noncompliance, if it exists, will be governed, if at all, by such other representations and warranties specifically related thereto), (b) as set forth in PART 3.10 OF THE DISCLOSURE LETTER or (c) when failure to do so would not have a Material Adverse Effect and is not reasonably likely to result in a Material Adverse Effect:

                  (i) each Acquired Company is, and at all times since January 1, 1997 has been, in compliance with each Legal Requirement that is or was applicable to the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (A) would constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) would give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) no Acquired Company has received, at any time since January 1, 1997, any written notice from any Governmental Body regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement.

      3.11  LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in PART 3.11(a) OF THE DISCLOSURE LETTER, there is no pending Legal Proceeding:

                  (i) that has been commenced against any U.S. Acquired Company; or

                  (ii) that, to the Knowledge of the Sellers, has been commenced against any non-U.S. Acquired Company; or

                  (iii) that challenges or prevents, delays, makes illegal, or otherwise seeks to interfere with, any of the Contemplated Transactions.

            (b) Except as set forth in PART 3.11(b) OF THE DISCLOSURE LETTER and except for such exceptions, individually or taken as a whole, as would not have a Material Adverse Effect or are not reasonably likely to result in a Material Adverse Effect:

                  (i) there is no Order to which any of the Acquired Companies, or any of the assets owned by any Acquired Company, is subject;

                  (ii) Sellers are not subject to any Order that affects any of the assets owned by any Acquired Company; and

                  (iii) each Acquired Company is in compliance with each Order to which it, or any of the assets owned by it, is subject.

      3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in PART
3.12 OF THE DISCLOSURE LETTER, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

            (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock or declaration or payment of any dividend or distribution on any capital stock of the Company;

            (b) amendment to the Organizational Documents of any Acquired
Company;

            (c) except in the Ordinary Course of Business, payment of any bonuses or increase of any salaries or other compensation by any Acquired Company to any director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (d) adoption, amendment or termination of, or increase or change in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

            (e) except in the Ordinary Course of Business and except for ordinary wear and tear, damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, except where such damage, destruction or loss would not (individually or in the aggregate) have a Material Adverse Effect or would not reasonably be likely to result in a Material Adverse Effect;

            (f) except in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

            (g) except in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

            (h) cancellation or waiver of any claims or group of related claims or rights with a value to any Acquired Company in excess of $25,000;

            (i) material changes in the accounting practices, principles, policies or methods used by any Acquired Company, except as required by law or a change in applicable accounting regulations;

            (j) material change in business practices or policies, including selling or marketing practices, returns, discounts or other terms of sale, collection of receivables or payment of accounts payable or other obligations or management of inventory levels (including restocking of inventory);

            (k) failure to pay all Taxes as they come due and file all Tax Returns in a timely manner, in each case in the Ordinary Course of Business, subject to Part 3.7(e) of the Disclosure Letter; or

            (l) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

      3.13  CONTRACTS.

            (a) PART 3.13(a) OF THE DISCLOSURE LETTER contains a complete and accurate list as of the date hereof, and Sellers have made available to Buyer true copies (to the extent written) of:

                  (i) each Material Contract pursuant to which any of the Acquired Companies is a party;

                  (ii) each lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except for real property and personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 per year);

                  (iii) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (iv) each joint venture, partnership and other Applicable Contract involving a sharing of profits, losses, or liabilities by any Acquired Company with any other Person;

                  (v) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

                  (vi) any Contract that limits the ability of any Acquired Company to compete in any line of business with any Person or in any geographic area or that limits hiring;

                  (vii) any intercompany agreements or arrangements for the provision of services or products between an Acquired Company and either Seller or any affiliate thereof other than an Acquired Company that will continue in effect beyond the Closing, whether or not in the Ordinary Course of Business;

                  (viii) any Contract relating to indebtedness for borrowed money of any Acquired Company involving payment of amounts in excess of $25,000, in any year, including loan agreements, notes, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, guarantees and any other instruments or documents granting an Encumbrance that will continue in effect beyond the Closing;

                  (ix) any other agreement on which the business of the Acquired Companies (taken as a whole) is substantially dependent, which materially restricts the operation of their business (taken as a whole) or which is otherwise material to the conduct of their business (taken as a whole); and

                  (x) each amendment, supplement and modification in respect of any of the foregoing.

            (b) Except as set forth in PART 3.13(b) OF THE DISCLOSURE LETTER, each Contract identified or required to be identified in PART 3.13(a) OF THE DISCLOSURE LETTER is in full force and effect and is valid and enforceable in accordance with its terms and neither any Acquired Company nor, to the Knowledge of the Sellers, any other party thereto is in breach or default of any material obligations thereunder.

      3.14 INSURANCE. Sellers have made available to Buyer true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time since January 1, 1998 and such policies shall remain in full force and effect through the Closing Date.

      3.15 ENVIRONMENTAL MATTERS. Except as set forth in PART 3.15 OF THE DISCLOSURE LETTER, and except for such exceptions as would not have a Material Adverse Effect,

            (a) the Acquired Companies have operated the Facilities and conducted their business in compliance with the Environmental Laws;

            (b) the Acquired Companies possess all permits required under the Environmental Laws for the conduct of their business and are in compliance with such permits;

            (c) during the period of the Acquired Companies' operation of the Facilities, there have been no Releases, discharges or disposals of Hazardous Materials by the Acquired Companies into the air, ground, surface or ground water at, on, under or adjacent to the Facilities;

            (d) the Acquired Companies have no liability for Releases, discharges or disposals of Hazardous Materials which the Acquired Companies have transported or arranged for the transportation of to a property not included in the Facilities;

            (e) there are no pending or, to the Knowledge of the Sellers, Threatened claims, or Encumbrances arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

            The Sellers have no Knowledge of, nor have the Sellers or any Acquired Company received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation of or liability under any Environmental Law.

            Except as set forth in PART 3.15 OF THE DISCLOSURE LETTER, Sellers have made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Acquired Companies pertaining to Hazardous Materials or in, on, under or adjacent to the Facilities, or concerning compliance by the Acquired Companies with Environmental Laws.

      3.16 LABOR RELATIONS; COMPLIANCE. Except as set forth in PART 3.16 OF THE DISCLOSURE LETTER, since January 1, 1997, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1997, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Sellers no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company and no such action is contemplated by any Acquired Company. Except as set forth in PART
3.16 OF THE DISCLOSURE LETTER, each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth in PART
3.16 OF THE DISCLOSURE LETTER, no Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      3.17  INTELLECTUAL PROPERTY.

            (a) The term "INTELLECTUAL PROPERTY ASSETS" shall mean:

                  (i) the name Grolier Incorporated, all fictional business names, trading names, registered trademarks, service marks and trademark applications, including any good will associated therewith, owned by any Acquired Company (collectively, "MARKS");

                  (ii) all patents and patent applications owned by any Acquired Company (collectively, "PATENTS");

                  (iii) all copyrights whether or not registered in the United States of any Acquired Company which are for works in print or in active distribution in the United States (collectively, "COPYRIGHTS");

                  (iv) all customer lists owned or licensed by any Acquired Company as licensee or licensor ("CUSTOMER LISTS");

                  (v) all confidential and proprietary information, including trade secrets, know-how, data, methods and processes; and

                  (vi) all domain names owned by any Acquired Company ("DOMAIN NAMES").

            (b)   Patents

                  (i) PART 3.17(b) OF THE DISCLOSURE LETTER contains a complete and accurate list and summary description of all Patents. Except as set forth on PART 3.17(b) OF THE DISCLOSURE LETTER, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, and other adverse claims, and none of the Patents has been abandoned or is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope thereof.

                  (ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition or litigation proceeding, except as set forth on PART 3.17(b) OF THE DISCLOSURE LETTER.

                  (iii) Except as set forth on PART 3.17(b) OF THE DISCLOSURE LETTER, to the Knowledge of the Sellers, no Patent is infringed or has been challenged or Threatened in any way. The Sellers have received no notice that any of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (iv) To the Knowledge of the Sellers, all products made, used, or sold under the Patents have been marked with the proper patent notice.

                  (v) To the Knowledge of the Sellers, none of the Patents infringe any rights of any Person.

            (c)   Marks

                  (i) PART 3.17(c) OF THE DISCLOSURE LETTER contains a complete and accurate list of all registered Marks and all applications for registering Marks. Except as set forth in PART 3.17(c) OF THE DISCLOSURE LETTER, one or more of the Acquired Companies is the owner of all right, title and interest in and to each of the registered Marks and Marks for which an application for a trademark has been made, free and clear of all liens and security interests, and none of the Marks is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope thereof.

                  (ii) No Mark is involved in any opposition or cancellation or litigation proceedings and, to the Knowledge of the Sellers, no such action is Threatened with the respect to any of the Marks.

                  (iii) Neither Sellers nor any Acquired Company has received written notice that any of the Marks infringes, is alleged to infringe or otherwise violates or is alleged to violate any trade name, trademark, or service mark or other right of any third party.

                  (iv) To the Knowledge of the Sellers, none of the Marks infringe any rights of any Person.

            (d)   Copyrights

                  (i) PART 3.17(d) OF THE DISCLOSURE LETTER contains a complete and accurate list of all registered Copyrights and all applications for registering Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens and security interests, and none of the Copyrights is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope thereof, except as set forth in PART 3.17(d) OF THE DISCLOSURE LETTER.

                  (ii) No Copyright is involved in any opposition, cancellation or litigation proceedings and, to the Knowledge of the Sellers, no such action is Threatened with respect to any of the Copyrights.

                  (iii) Neither Sellers nor any Acquired Company has received written notice that any Copyright is infringed or has been challenged or Threatened in any way or that the subject matter of any Copyright infringes or is alleged to infringe any copyright of any third party, except as set forth in PART 3.17(d) OF THE DISCLOSURE LETTER.

                  (iv) To the Knowledge of the Sellers, none of the Copyrights infringe any rights of any Person.

            (e) Each Acquired Company has the right to use the fictional business names, trading names, registered trademarks, service marks and copyrights used in its business but not owned by another Acquired Company.

            (f)   Domain Names

                  (i) PART 3.17(f) OF THE DISCLOSURE LETTER contains a complete and accurate list of all Domain Names.

                  (ii) No Domain Name is involved in any litigation or arbitration proceeding, and no such action is Threatened with respect to any of the Domain Names.

            (g) Except as set forth in PART 3.17(g) OF THE DISCLOSURE LETTER, the Acquired Companies own and immediately after the Closing will own the Domain Names, free and clear of all liens or encumbrances created by any Acquired Company. With respect to all Intellectual Property Assets and all intellectual property assets used but not owned by Acquired Companies, immediately after the Closing the Acquired Companies shall continue to be able to use such intellectual property assets, free and clear of liens and encumbrances created by any Acquired Company.

            (h) After obtaining the consents specified in PART 3.2 OF THE DISCLOSURE LETTER, the Acquired Companies will not, as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the intellectual property assets, the breach of which would reasonably be expected to result in a Material Adverse Effect.

      3.18 BROKERS OR FINDERS. Except as set forth in PART 3.18 OF THE DISCLOSURE LETTER, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.19 YEAR 2000. The Acquired Companies' information technology systems, facilities and production infrastructure have not experienced any material adverse impacts as a result of the Year 2000 and leap year date transition. Similarly, there have been no material Year 2000 impacts reported with respect to the Acquired Companies' products that were classified as Year 2000 ready. In addition, the Acquired Companies experienced no material supply chain problems related to the date transition.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Sellers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

      4.2   AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Buyer has full corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

            (b) Except as set forth in SCHEDULE 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will:

                  (i) contravene, conflict with, or result in a violation of (A) any provision of Buyer's Organizational Documents or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (ii) to the Knowledge of Buyer and subject to compliance with HSR and the Investment Canada Act, contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement to which Buyer is subject; or

                  (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to terminate or modify any Material Contract or any Order to which Buyer is subject.

Except as set forth in SCHEDULE 4.2, and except where the failure to do so, individually or taken as a whole, would not have a material adverse effect and would not be reasonably likely to result in a material adverse effect on the Contemplated Transactions, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer will not resell the Shares in violation of the Securities Act. Buyer confirms that Seller, Seller's Parent and the Acquired Companies have made available to the Buyer the opportunity to ask questions of the officers and management employees of the Seller, Seller's Parent and Acquired Companies and to acquire additional information about the businesses and financial condition of the Acquired Companies.

      4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5 BROKERS OR FINDERS. Except as set forth in SCHEDULE 4.5, Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE.

      5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to, afford Buyer and its Representatives and prospective lenders and their Representatives reasonable access to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances, with reasonable notice to the Seller and must not unreasonably disrupt the normal operations of Seller or any Acquired Company. Such investigation will not include access to any item relating to businesses of Seller or Seller's Parent other than the business conducted by any Acquired Company. All requests for access to the offices, properties, books, and records will be made to such Representatives of Seller as Seller will designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither Buyer nor its Representatives will contact any of the employees, customers, suppliers, joint venture partners, licensors or other associates or Affiliates of Seller, Seller's Parent, or any Acquired Company in connection with the Contemplated Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of Seller as Seller may designate. The Seller shall cause each Acquired Company to make available to Representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of such Acquired Company as such Representatives may reasonably request, and permit Representatives of the Buyer reasonable access to the properties of the Acquired Company in connection with such review and examination.

      5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:

            (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

            (b) use reasonable commercial efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company; and

            (c) use reasonable commercial efforts to obtain the release of any liens of record with respect to any existing or prior credit agreements and cooperate with Buyer after Closing in the event the liens are not discharged by the Closing Date.

      5.3 APPROVALS. As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them and use its best efforts to obtain any Government Authorizations needed to be obtained by them in order to consummate the Contemplated Transactions (including all filings under the HSR
Act). Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) use its best efforts to cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act). Sellers shall use reasonable commercial efforts to obtain the consents specified in Part 3.2 of the Disclosure Letter; provided however, that Sellers shall not be required to spend money to obtain any consents other than those marked with an asterisk in Part
3.2 of the Disclosure Letter.

      5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers or any Acquired Company becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller's representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE.

      6.1 APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it and use its best efforts to obtain any Government Authorizations needed to be obtained by it to consummate the Contemplated Transactions (including all filings under the HSR Act); provided, however, use of best efforts shall not include the requirement to divest a core business of Buyer. Between the date of this Agreement and the Closing Date, Buyer will (a) use its best efforts to cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and
(b) cooperate with Seller in obtaining all consents identified in PART 3.2 OF THE DISCLOSURE LETTER.

7.    SECTION 338(h)(10) ELECTION.

            (a) If Buyer, in its sole discretion, decides that it wishes to have an election made under IRC Section 338(h)(10) (and the Treasury Regulations and the administrative pronouncements thereunder) and any comparable provision of state or local Tax law (collectively, a "SECTION 338(h)(10) ELECTION"), with respect to the Shares and one or more U.S. Acquired Companies, Buyer shall notify Seller of such intent. Seller agrees that it shall, in such event, along with Buyer, jointly make an express election under IRC Section 338(h)(10) with respect to each U.S. Acquired Company other than Grolier Overseas, Incorporated and, at Buyer's election, any analogous state election or any express election under state law that would result in the treatment of the transaction contemplated by this Agreement as a sale by such Acquired Company of its assets rather than as a sale of the shares of such Acquired Company. Buyer and Seller will report any transactions that occur under this Agreement consistent with the Section 338(h)(10) Election, and will take no position contrary thereto. Buyer shall not make any election under IRC Section 338 with respect to Grolier Overseas, Incorporated, or with respect to any entity that is not a U.S. Acquired Company. Seller agrees that the only assets of Grolier Overseas, Incorporated shall be shares of stock of entities that are not U.S. Acquired Companies and of W.M. Jackson, Inc.

            (b) Seller and Buyer agree that the computation of the "modified aggregate deemed sale price" (as defined in the applicable regulations issued under the Code) (the "MADSP") of the assets of the Company and each of its relevant Subsidiaries shall be reasonable and prepared in accordance with IRC
Section 338. Buyer and Seller shall agree on the allocation of the MADSP among the assets of the Company and each of its relevant Subsidiaries (the "ALLOCATION"). Buyer and Seller shall sign a copy of such Allocation and the parties hereto shall prepare and file such forms as may be required under
Section 1060 of the IRC in a manner consistent therewith.

            (c) Seller and Buyer shall each provide to the other all necessary information to permit the Section 338(h)(10) Election to be made. Buyer shall be responsible for the preparation and filing of all forms or documents required to be filed with any taxing authority in connection with (including, without limitation, IRS Form 8023) the Section 338(h)(10) Election (the "SECTION 338 FORMS"). Within five (5) months after the Closing Date, Buyer and Seller shall execute IRS Form(s) 8023 and any forms required to make any elections under state or local law that are analogous to a Section 338(h)(10) Election. Seller shall execute and deliver to Buyer any other documents or forms as Buyer reasonably requires to complete properly the Section 338 Forms. Seller hereby authorizes Buyer to file the Section 338 Forms and any other forms referred to in the preceding sentence with the appropriate taxing authorities at Buyer's election, and Buyer shall provide Seller with copies of such Section 338 Forms after such Section 338 Forms are filed with the appropriate taxing authorities. Buyer and Seller agree to prepare and file all Tax Returns on a basis consistent with any Section 338(h)(10) Election (or, if such election is made and is not available under any state or local income tax law, on a basis consistent with any election available under such law that is analogous to an election under IRC
Section 338(g)) and with an allocation of the MADSP that is consistent with the Allocation of MADSP provided for in paragraph (b) of this Section 7.

            (d) Seller shall calculate the gain or loss, if any, resulting from the Section 338(h)(10) Election in a manner consistent with the determination of MADSP and the Allocation and shall not take any position inconsistent with the
Section 338(h)(10) Election, the MADSP or the Allocation in connection with any Tax Return or otherwise. Seller shall pay all federal, state and local income and franchise Taxes resulting from the Section 338(h)(10) Election, and in the event that Buyer or the Acquired Companies pay such Taxes, Seller shall indemnify and hold harmless Buyer and the Acquired Companies from and against all such Taxes and reasonable costs and fees incurred in connection therewith.

            (e) Buyer shall determine its tax basis for the assets of the Company and each of its Subsidiaries in a manner consistent with the determination of MADSP and the Allocation and shall not take any position inconsistent with the Section 338(h)(10) Election, the MADSP or the Allocation in any Tax Return or otherwise.

8.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      8.1   ACCURACY OF REPRESENTATIONS.

            All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date; provided, however, that the representation and warranties (considered collectively), or any representation or warranty (considered individually) will not be deemed to be inaccurate in all material respects for purposes of this Section 8.1 unless such inaccuracy is reasonably likely to result in a Material Adverse Effect. For purposes of determining the fulfillment of the condition precedent set forth in this Section
8.1 or determining whether the aggregate amount of Damages referred to in
Section 11.4 has been reached, no supplement to the Disclosure Letter shall be given effect; provided that the Buyer's consummation of the Closing shall constitute without any further action on the part of the Buyer, a waiver by the Buyer of its right to require satisfaction of the condition precedent set forth in this Section 8.1, but shall not be deemed to preclude or restrict any claim by the Buyer for indemnification pursuant to Section 11 if Sellers do not, as provided in clauses (i) or (ii) of the following sentence, determine that a New $15 Million Claim (as defined below) has arisen. If Sellers determine in their reasonable judgment that any disclosure required by Section 5.4 is (i) with respect to a matter that arises after the date hereof or (ii) with respect to a matter that arose prior to the date hereof but of which Sellers did not have Knowledge prior to the date hereof, and is reasonably likely to give rise to a claim by Buyer for indemnification against the Sellers under Section 11.1 in an amount in excess of $10 million (after giving effect to the limitation specified in Section 11.4 of this Agreement, I.E., $15 million of Damages would result in an indemnification claim of $10 million after giving effect to the limitation of
Section 11.4) (a "NEW $15 MILLION CLAIM"), Sellers shall have the right to notify Buyer in writing of said determination ("Sellers' Section 8.1 Notice") and require Buyer to make an election either to (a) terminate the Agreement or
(b) waive its right to use the disclosure as a failure to satisfy its conditions to close, which shall automatically constitute a waiver of its right to make a claim for indemnification against Sellers with respect to any matters so disclosed. Buyer must notify Seller of its election on the later of (x) five business days after its receipt of Sellers' notice and (y) two business days prior to the scheduled Closing Date. Buyer will be deemed to have made the election specified in clause (b) above if it does not deliver the notice specified in the preceding sentence in a timely manner. The parties agree that the threshold amount that gives rise to Sellers' right to require Buyer to make said election shall not be construed as evidence for determining the meaning of "material" or "materiality" under any provision of this Agreement. The parties acknowledge that the terms "material amounts" or "materiality" for the purposes of this Agreement may contemplate amounts less than or greater than $15 million.

      8.2   SELLER'S PERFORMANCE.

            (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.2 and 5.3 must have been performed and complied with in all respects.

      8.3 CONSENTS. Each of the Consents identified in PART 3.2 OF THE DISCLOSURE LETTER as Required Consents must have been obtained and must be in full force and effect.

      8.4 ADDITIONAL DOCUMENTS. An opinion of Edward Kabak, General Counsel to the Company, dated the Closing Date, and an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to the Sellers, dated the Closing Date, must have been delivered to Buyer and be reasonably satisfactory in form and substance to Buyer's counsel.

      8.5 NO PROCEEDINGS. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of Shares by Seller to Buyer.

9.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

      Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      9.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      9.2   BUYER'S PERFORMANCE.

            (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have delivered the Purchase Price by wire transfer of immediately available Funds to Seller.

      9.3 CONSENTS. Each of the Consents identified in SCHEDULE 4.2 must have been obtained and must be in full force and effect.

      9.4 ADDITIONAL DOCUMENTS. An opinion of Charles Deull, Senior Vice President and General Counsel of Buyer, dated the Closing Date must have been delivered to Seller and be reasonably satisfactory in form and substance to Seller's counsel.

      9.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

      9.6   POST-CLOSING TAX MATTERS.

            (a)   TAX RETURNS.

                  (i) Seller shall file or cause to be filed when due all Tax Returns due to be filed on or prior to the Closing Date and all U.S. Federal, state and local income and franchise Tax Returns with respect to the Acquired Companies with respect to the taxable periods ending on or before the Closing Date.

                  (ii) Buyer shall file or cause to file when due all other Tax Returns with respect to the Acquired Companies due to be filed after the Closing Date.

            (b) FOREIGN TAX RECEIPTS. Buyer shall deliver to the tax director of Seller certified copies of all receipts for any foreign Tax paid with respect to taxable periods ending on or before the Closing Date and with respect to which Seller or any of its Affiliates could claim a foreign tax credit (except for foreign Taxes paid by Buyer or any of the Acquired Companies after the Closing
Date), and any other documentation required in connection with Seller or any of its Affiliates claiming or supporting a claim for such foreign tax credits promptly following a request by Seller for such receipts or documentation.

            (c) CONTEST PROVISIONS. Buyer shall promptly notify Seller in writing upon receipt by Buyer, of notice of any pending or threatened audits or assessments with respect to Taxes which may affect the liabilities for Taxes of Seller. Seller shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, Seller's interests in any tax audit or administrative or court proceeding (a "CONTEST") relating to such Taxes, and to employ counsel of its choice at its expense. Buyer may not agree to settle any claim for such Taxes without the prior written consent of Seller which may not be unreasonably withheld. With respect to any Contest as to which Seller either has taken control of the defense pursuant to this Section 9.6(c) or controls pursuant to Section 11.6, Seller agrees (i) to keep Buyer informed of this progress of such Contest, (ii) to consult with Buyer and to consider in good faith Buyer's reasonable request with respect to the conduct of such Contest, and (iii) to notify Buyer of any action taken or proposed to be taken from time to time by Seller with respect to such Contest.

            (d)   CERTAIN POST-CLOSING SETTLEMENT PAYMENTS.

                  (i) BUYER'S CLAIMING, RECEIVING OR USING OF REFUNDS AND OVERPAYMENTS. If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment, of Taxes which were paid by Seller or any of its Affiliates (as determined at the time such Taxes were paid), Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized as a credit by Buyer or its Affiliates. Buyer agrees to notify Seller promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization as a credit of any such overpayment. Buyer agrees to claim any such refund or to utilize as a credit any such overpayment and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

                  (ii) BUYER'S CLAIMING AND REALIZING OF TAX BENEFITS IN RESPECT OF INDEMNIFIED LIABILITIES. If, after the Closing, (A) Buyer or its Affiliates realizes any loss for which it is indemnified by Seller pursuant to this Agreement, or (B) an adjustment is required by any taxing authority in any item reflected on a Tax Return for which Seller is obligated to indemnify any party hereunder, Buyer and its Affiliates agree, as soon as possible, to claim any such loss and recognize any such adjustment on their Tax Returns and claim to the fullest extent possible all deductions available as a result of any such loss or adjustment. Buyer agrees to furnish to Seller all information, records and assistance necessary to verify the amount of the decrease, if any, in Buyer and its Affiliate's cumulative income and franchise Taxes paid (as compared to the cumulative income and franchise Taxes Buyer and its Affiliates would otherwise have paid) as a result of recognizing such loss or adjustment and claiming all such available deductions. Buyer shall promptly transfer, or cause to be transferred, to Seller an amount equal to the entire amount of such decrease at the time such decrease is realized, whether realized by Buyer and its Affiliates paying less income and franchise Taxes, receiving a refund or otherwise utilizing a credit.

            (e) POST-CLOSING ACTIONS WHICH AFFECT SELLER'S LIABILITY FOR TAXES.

                  (i) Except with respect to the Section 338(h)(10) Election and elections under comparable provisions of state or local Tax law (which the parties agree will be governed by Section 7 hereof), Buyer shall not permit any Acquired Company to take any action after the Closing Date which could materially increase Seller's liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes pursuant to this Agreement).

                  (ii) Except to the extent required by law, Buyer or its Affiliates shall not, without prior written consent of Seller, amend any Tax Return filed by, or with respect to, any Acquired Company for any taxable period, or portion thereof, beginning before the Closing Date.

            (f) TERMINATION OF TAX ALLOCATION AGREEMENTS. Any agreement or arrangement with respect to the allocation or sharing of Taxes, whether or not written, that may have been entered into by Seller and any Acquired Company shall be terminated as to Seller and any Acquired Company as of the Closing Date, and no payments which are owed by any party pursuant thereto shall be made thereunder.

            (g) ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Buyer shall:

            (A) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Agreement;

            (B) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

            (C) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes;

            (D) provide timely notice to the other in writing or any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement;

            (E) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in subsection
      (D) above; and

            (F) bear the other party's reasonable out-of-pocket expenses in complying with a request by a party for the other party's assistance or cooperation to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

            (h) Taxes Attributable to Pre-Closing Reorganization. Seller agrees to pay all Taxes resulting from the reorganizations contemplated by Parts 3.1 and 3.12 of the Disclosure Letter and Section 7 hereof.

      9.7 CANADIAN BUSINESS. Sellers agree to negotiate in good faith with Buyer to restructure the mechanics and timing of the transfer of the Canadian operations, at the reasonable request and direction of Buyer; provided that Sellers shall not be required to take any action that would have an adverse legal, financial, commercial or tax impact on Sellers (after giving effect to any compensation provided therefor by Buyer).

10.   TERMINATION.

      10.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

            (b) (i) by Buyer if any of the conditions contained in the first sentence of Section 8.1 or in Sections 8.2, 8.3, 8.4 or 8.5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

            (c)   by mutual consent of Buyer and Seller;

            (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2000, or such later date as the parties may agree upon; or

            (e) by Buyer if it elects to terminate after receipt of a Sellers'
Section 8.1 Notice in accordance with the provisions of Section 8.1.

      10.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligation in Section 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired provided that Buyer shall have no rights against Sellers in the event Buyer elects to terminate pursuant to Section 10.1(e).

      10.3 BREAKUP FEE. If Seller terminates this Agreement pursuant to Section 10.1(a) above, or if Buyer terminates this Agreement for any reason other than a reason permitted under Section 10.1, Buyer shall be required to pay Seller a termination fee equal to $20 million. Such payment shall be made by wire transfer, in immediately available funds, no later than 48 hours after receipt by Buyer of Seller's notice, or in the case of a termination by Buyer, concurrent with Buyer's notice to Seller.

11.   INDEMNIFICATION; REMEDIES.

      11.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers will jointly and severally indemnify and hold harmless Buyer, the Acquired Companies, and their respective stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential Damages) and expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any certificate or other document delivered at Closing by either Seller pursuant to this Agreement; or
(b) any breach by a Seller of any covenant or obligation of such Seller in this Agreement; or (c) any claim by any Person for brokerage or finders fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with either Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or (d) any liability or obligation arising from or in connection with any employee benefit plan under Section 3(3) of ERISA established, maintained or contributed to by an ERISA Affiliate of any Acquired Company.

      11.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      11.3 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty (other than the representations and warranties contained in Sections 3.7, 3.9, 3.15 and with respect to claims based on intentional misrepresentation or fraud) or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the expiration of 21 months after the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of 21 months after the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. With respect to claims based on misrepresentations contained in Section 3.7 and relating to matters for which a reserve has been taken as referenced in PART 3.7(e) OF THE DISCLOSURE LETTER, Sellers shall have no liability unless Buyer notifies Sellers of such claim, in the manner specified above, on or before the third anniversary of the Closing Date. With respect to claims based on misrepresentations contained in Section
3.7 and relating to Taxes other than for matters for which a reserve has been taken as referenced in PART 3.7(e) OF THE DISCLOSURE LETTER, Sellers shall have no liability unless Buyer notifies Sellers of such claim, in the manner specified above, no later than six months after the expiration of the applicable statute of limitations (including any extensions thereof). With respect to claims based on misrepresentations contained in Sections 3.9 and 3.15, Sellers shall have no liability unless Buyer notifies Seller of such claim, in the manner specified above, on or before the fifth anniversary of the Closing Date.

      11.4 LIMITATIONS ON AMOUNT -- SELLER. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or clause (b) of Section 11.1 (other than the covenants and obligations of the Sellers under Section 7(d) and 9.6(h)) until the total of all Damages with respect to such matters exceeds $5,000,000, and then only for the amount by which such Damages exceed $5,000,000. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or clause (b) of Section 11.1 in excess of $100 million of the Purchase
Price.

      11.5 LIMITATIONS ON AMOUNT -- BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 11.2 until the total of all Damages with respect to such matters exceeds $5,000,000, and then only for the amount by which such Damages exceed $5,000,000.

      11.6  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an indemnified party under Section
11.1 or 11.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, or, if the indemnified party believes it is reasonably likely that a claim will be made against an indemnifying party under Section
11.1 or 11.2, give notice to the indemnifying party of the assertion or reasonable likelihood of assertion of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

            (b) If any Proceeding referred to in Section 11.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume at its expense the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      11.7 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      11.8 SOLE REMEDY. The indemnification provisions of this Section 11 shall constitute the exclusive remedy after the Closing of each party hereto with respect to the breach or inaccuracy of any representation or warranty made by any other party hereto in this Agreement.

12.   GENERAL PROVISIONS.

      12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      12.2 PUBLIC ANNOUNCEMENTS. Except as may be required by law, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as agreed by Seller and Buyer. Neither party shall issue any press release or written statement for general circulation relating to this Agreement or the Contemplated Transactions unless approved in advance by the other party, which approval will not be unreasonably delayed or withheld. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions.

      12.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Sellers and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings or
(d) to financing sources, financial analysts and investors and rating agencies if such disclosure is customary and appropriate for a publicly traded company. The foregoing confidentiality obligations shall continue to apply to Sellers for a period of three years following the Closing Date.

      If the Contemplated Transactions are not consummated, each party will return or destroy all written information provided by the other party.

      12.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            Sellers:

                  Lagardere North America, Inc.
                  1633 Broadway, 45th Floor
                  New York, New York 10019
                  Attention:     President
                  Facsimile No.: (212) 767-5635

            with a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York 10022
                  Attention:     Fred H. Marcusa, Esq.
                  Facsimile No.: (212) 836-7152

            Buyer:

                  Scholastic Inc.
                  555 Broadway
                  New York, New York 10012
                  Attention:     Kevin J. McEnery
                                 Executive Vice President and
                                 Chief Financial Officer
                  Facsimile No.: (212) 343-6332

            with a copy to:

                  Scholastic Inc.
                  555 Broadway
                  New York, New York 10012
                  Attention:     Charles B. Deull
                                 Senior Vice President; General Counsel
                  Facsimile No.: (212) 343-6965

      12.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District

Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      12.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. In addition, Sellers agree to use commercially reasonable efforts to take such actions, if requested by Buyer, to cause the transfer to Buyer of any nominee shares of the Acquired Companies to such Person or Persons as Buyer may request. Seller also agrees to request that its accounting firm cooperate with Buyer in Buyer's preparation of any financial information that Buyer is required to include in its public filings. The fees and expenses charged by such accounting firm for such work shall be the responsibility of Buyer.

      12.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      12.9 DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      12.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign to any of its wholly-owned subsidiaries or its parent without consent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      12.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      12.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York applicable to agreements entered into and to be fully performed in that state.

      12.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      12.16 NON-COMPETITION. Sellers will not, directly or indirectly, compete for a period of three (3) years from the Closing in the businesses of direct marketing of children's book clubs, collectibles, card clubs, reference material and educational products.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                    SCHOLASTIC INC.

                                    By: /s/
                                        ---------------------------------------
                                    Name:
                                    Title:

                                    HACHETTE BOOK GROUP USA, INC.

                                    By: /s/
                                        ---------------------------------------
                                    Name:
                                    Title:

                                    LAGARDERE NORTH AMERICA, INC.

                                    By: /s/
                                        ---------------------------------------
                                    Name:
                                    Title: